Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF CORNERSTONE THERAPUETICS INC.

On June 26, 2012, Cornerstone Therapeutics Inc. (“Cornerstone”), through its wholly owned subsidiary, Stone Acquisition Sub, Inc. (the “Merger Sub”), consummated its acquisition of EKR Holdings, Inc. (“EKR”), pursuant to an Agreement and Plan of Merger by and among Cornerstone, the Merger Sub, EKR and EKR Therapeutics, Inc., a wholly owned subsidiary of EKR, dated May 14, 2012, as amended on June 26, 2012 (as amended, the “Merger Agreement”). Under the terms and subject to the conditions of the Merger Agreement, the Merger Sub merged with and into EKR, with EKR remaining as the surviving corporation and a wholly owned subsidiary of Cornerstone (the “Merger”).

The accompanying unaudited pro forma combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon Cornerstone’s and EKR’s historical financial statements, after giving effect to Cornerstone’s acquisition of EKR and the adjustments described in the following footnotes, and are intended to reflect the impact of this acquisition on Cornerstone on a pro forma basis.

The unaudited pro forma combined balance sheet as March 31, 2012 reflects the acquisition of EKR as if it had been consummated on that date and includes historical information as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Merger and that are factually supportable.

The unaudited pro forma combined statements of operations for the three months ended March 31, 2012 and the year ended December 31, 2011 give effect to the Merger as if it had been consummated on January 1, 2011 and include historical information as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Merger, are expected to have a continuing impact and are factually supportable.

The accompanying unaudited pro forma combined financial statements are presented for illustrative purposes only. They do not purport to represent what Cornerstone’s consolidated results of operations and financial position would have been had the Merger actually occurred as of the dates indicated, and they do not purport to project Cornerstone’s future consolidated results of operations or financial position. The unaudited pro forma combined statements of operations and income do not reflect any adjustments for the effect of non-recurring items that Cornerstone may realize as a result of the Merger. The unaudited pro forma combined financial statements include certain reclassifications to conform the historical financial information of EKR to the presentation of Cornerstone.

Pro forma adjustments are necessary to reflect the estimated purchase price and to reflect the amounts related to tangible and intangible assets and liabilities acquired at an amount equal to the preliminary estimate of their fair values. The pro forma adjustments reflecting the completion of the acquisition are based upon the acquisition method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations” (“ASC 805”), and the assumptions set forth in the notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined balance sheet has been adjusted to reflect the allocation of the estimated purchase price to identifiable assets and liabilities acquired, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable assets and liabilities.

You should read this information in conjunction with:

•

the separate historical audited consolidated financial statements of EKR as of December 31, 2011 and 2010 and for each of the three years ended December 31, 2011, 2010 and 2009 included as Exhibit 99.1 to this Current Report on Form 8-K/A;

•

the separate historical unaudited consolidated financial statements of EKR as of March 31, 2012 and December 31, 2011 and for the three months ended March 31, 2012 and 2011 included as Exhibit 99.2 to this Current Report on Form 8-K/A;

•

the separate historical audited consolidated financial statements of Cornerstone as of December 31, 2011 and 2010 and for each of the three years ended December 31, 2011, 2010 and 2009 included in Cornerstone’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2012;

•

the separate unaudited financial statements of Cornerstone as of March 31, 2012 and December 31, 2011 and for the three months ended March 31, 2012 and 2011 included in Cornerstone’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2012; and

•	Cornerstone’s Current Report on Form 8-K related to its acquisition of EKR filed with the Securities and Exchange Commission on June 27, 2012, as amended.

CORNERSTONE THERAPEUTICS INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2012

(in thousands)

	Cornerstone	EKR	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$74,199	$45,060	$(81,492)	a,b,d	$37,767
Accounts receivable, net	14,000	11,519	(3,795)	d	21,724
Inventories, net	9,167	13,623	18,603	d	41,393
Prepaid and other current assets	2,534	2,025	(387)	d	4,172
Income tax receivable	801	6,139	(6,139)	d	801
Deferred income tax asset	168	6,945	(80)	d	7,033
Other current assets	6,788	—	12,636	d	19,424

Total current assets	107,657	85,311	(60,654)		132,314

Property and equipment, net	1,394	941	(511)	d	1,824
Product rights, net	97,825	—	158,414	d	256,239
Goodwill	15,218	—	22,255	d	37,473
Amounts due from related parties	38	—	—		38
Deferred income tax asset, less current portion	1,579	22,952	(944)	d	23,587
Other assets	72	148	(148)	d	72

Total assets	$223,783	$109,352	$118,412		$451,547

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,093	$3,708	$(1,018)	d	$11,783
Accrued expenses	30,280	23,481	5,956	d	59,717
Acquisition-related contingent payments	—	—	6,134	d	6,134
Deferred revenue	820	—	—		820
Deferred income tax liability	—	—	7,159	d	7,159
Other current liabilities	430	—	5,414	e	5,844

Total current liabilities	40,623	27,189	23,645		91,457

Acquisition-related contingent payments, less current portion	8,800	—	31,654	d	40,454
Long-term debt	—	—	89,489	a	89,489
Deferred income tax liability	—	—	56,910	d	56,910
Other long-term liabilities	670	9,831	(5,540)	d	4,961

Total liabilities	50,093	37,020	196,158		283,271

Series A Contingently Redeemable Convertible Preferred Stock	—	587	(587)	c	—
Series B Redeemable Convertible Preferred Stock	—	7,708	(7,708)	c	—
Series C Redeemable Convertible Preferred Stock	—	12,984	(12,984)	c	—
Series D Redeemable Convertible Preferred Stock	—	49,969	(49,969)	c	—
Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	26	10	(10)	c	26
Additional paid-in capital	163,915	308	(308)	c	163,915
Retained earnings	9,749	766	(6,180)	c,e	4,335

Total stockholders’ equity	173,690	1,084	(6,498)		168,276

Total liabilities and stockholders’ equity	$223,783	$109,352	$118,412		$451,547

CORNERSTONE THERAPEUTICS INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2012

(in thousands, except share and per share data)

	Cornerstone	EKR	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$22,161	$15,667	$—		$37,828
Costs and expenses:
Cost of product sales (exclusive of amortization of product rights)	8,686	2,222	—		10,908
Selling, general and administrative	11,664	9,357	(267)	f	20,754
Research and development	1,045	2,726	—		3,771
Gain on divestiture of product rights	(1,492)	—	—		(1,492)
Amortization of product rights	5,301	82	2,111	g	7,494

Total costs and expenses	25,204	14,387	1,844		41,435

(Loss) income from operations	(3,043)	1,280	(1,844)		(3,607)

Other expenses:
Other expense, net	—	(63)	—		(63)
Interest expense, net	(2)	29	(1,679)	h	(1,652)

Total other expenses	(2)	(34)	(1,679)		(1,715)

(Loss) income before income taxes	(3,045)	1,246	(3,523)		(5,322)
Benefit from (provision for) income taxes	1,220	(495)	1,412	i	2,137

Net (loss) income	$(1,825)	$751	$(2,111)		$(3,185)

Net (loss) income per share, basic	$(0.07)				$(0.12)

Net (loss) income per share, diluted	$(0.07)				$(0.12)

Weighted-average common shares, basic	25,817,185				25,817,185

Weighted-average common shares, diluted	25,817,185				25,817,185

CORNERSTONE THERAPEUTICS INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011

(in thousands, except share and per share data)

	Cornerstone	EKR	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$101,422	$58,258	$—		$159,680
Costs and expenses:
Cost of product sales (exclusive of amortization of product rights)	37,823	8,182	—		46,005
Selling, general and administrative	46,344	34,288	(52)	f	80,580
Research and development	1,624	12,160	—		13,784
Impairment charge	—	562	—		562
Amortization of product rights	16,868	976	7,794	g	25,638

Total costs and expenses	102,659	56,168	7,742		166,569

(Loss) income from operations	(1,237)	2,090	(7,742)		(6,889)

Other expenses:
Other income, net	—	8	—		8
Interest expense, net	(128)	(63)	(6,536)	h	(6,727)

Total other expenses	(128)	(55)	(6,536)		(6,719)

(Loss) income before income taxes	(1,365)	2,035	(14,278)		(13,608)
Benefit from (provision for) income taxes	672	(4,144)	5,424	i	1,952

Net loss	$(693)	$(2,109)	$(8,855)		$(11,657)

Net loss per share, basic	$(0.03)				$(0.45)

Net loss per share, diluted	$(0.03)				$(0.45)

Weighted-average common shares, basic	25,684,593				25,684,593

Weighted-average common shares, diluted	25,684,593				25,684,593

CORNERSTONE THERAPEUTICS INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma combined financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) have been omitted pursuant to such rules and regulations; accordingly, these pro forma forma financial statements should be read in connection with Cornerstone Therapeutics Inc. (“Cornerstone”) and EKR Holdings, Inc. (“EKR”) historical audited and unaudited financial statements referred to above.

The acquisition method of accounting under U.S. GAAP requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values at the acquisition date. Fair value is defined under U.S. GAAP as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Accordingly, the assets acquired and liabilities assumed were recorded at their respective fair values and added to those of Cornerstone.

The estimated acquisition consideration and the preliminary allocation of the estimated acquisition consideration are, in part, based upon a preliminary management valuation, as described below, and Cornerstone’s estimates and assumptions which are subject to change.

2.	Acquisition of EKR Holdings, Inc.

Description of Transaction

On May 14, 2012, Cornerstone and EKR entered into an Agreement and Plan of Merger, as amended on June 26, 2012 (as amended, the “Merger Agreement”). On June 26, 2012, Cornerstone consummated its acquisition of EKR pursuant to the Merger Agreement.

Pursuant to the Merger Agreement, Cornerstone paid Merger consideration at closing of approximately $126.4 million (the “Closing Merger Consideration”). The Closing Merger Consideration included a closing cash purchase price of $125 million and approximately $1.4 million for estimated incremental closing Adjusted Net Working Capital (as defined in the Merger Agreement). The Closing Merger Consideration is subject to further adjustment once Adjusted Net Working Capital and other amounts are finalized post-closing.

In connection with the closing, approximately $14 million of the Closing Merger Consideration otherwise payable to EKR equity holders was deposited in a third-party escrow account to secure certain indemnification and related obligations of those equity holders. In addition, approximately $9.5 million of the Closing Merger Consideration was deposited in a Stockholder Representative Expense Fund to cover special indemnity and related matters and funding of continued health insurance coverage for terminated EKR employees, each as specified in the Merger Agreement, and expenses that may be incurred by the stockholder representative in performing its duties under the Merger Agreement.

Pursuant to the Merger Agreement, each share of EKR common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock outstanding at the closing of the Merger was converted into a right to receive a cash portion of the Merger Consideration in an amount determined in accordance with the Merger Agreement. Each stock option outstanding and unexercised at the closing of the Merger became vested and was cancelled and converted into the right to receive an amount equal to the excess of the Merger Consideration payable with respect to a share of common stock minus the per share exercise price of such option prior to cancellation.

As part of the transaction, Cornerstone acquired the product rights to the cardiovascular products, CARDENE® I.V. and RETAVASE®. In addition to the cash purchase price, Cornerstone may be required to make additional contingent payments of up to $25 million upon the achievement of certain milestones related to regulatory approval of a new active ingredient supplier for the RETAVASE product and net sales of RETAVASE during approximately the first three years following commercial relaunch of RETAVASE. The fair value of the contingent consideration potentially payable was determined to be $37.8 million, of which $23.9 million related to a contingent consideration arrangement related to the ready-to-use formulation of CARDENE I.V. that existed prior to the acquisition date.

Fair Value of Consideration Transferred

A summary of the purchase price is as follows (in thousands):

Cash paid for EKR’s outstanding shares	$126,437
Acquisition-related contingent consideration	37,788

Total fair value of consideration	$164,225

Assets Acquired and Liabilities Assumed

The total purchase price was allocated to the acquired tangible and intangible assets and assumed liabilities of EKR based on their estimated fair values as of June 26, 2012. The excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed was allocated to goodwill.

Cornerstone’s preliminary allocation of the total fair value of consideration transferred, as shown above, to the acquired tangible and intangible assets and assumed liabilities of EKR based on their estimated fair values as of the closing date of the transaction is as follows (in thousands):

Cash	$516
Accounts receivable, net	7,724
Inventory, net	32,226
Prepaid expenses and other assets	14,704
Identifiable intangibles at fair value	154,123
Deferred tax assets	28,873
Accounts payable	(2,690)
Accrued liabilities	(29,437)
Deferred tax liability related to intangibles acquired	(64,069)

Total identifiable net assets	$141,970
Goodwill	22,255

Total fair value of consideration	$164,225

Cornerstone recorded $154.1 million in identifiable intangible assets at fair value, of which $158.4 million relates to acquired product rights and $4.3 million to an unfavorable contract liability. The fair value of the product rights is allocated as $131.6 million for CARDENE I.V. and $26.9 million for RETAVASE. CARDENE I.V. product rights will be amortized over 15 years. RETAVASE product rights will be amortized over approximately 12 years beginning upon commercial launch. The unfavorable contract liability resulted from an existing supply contract that was determined to have terms that were less favorable than market. The liability was recorded at fair value determined based on the discounted cash flows resulting from Cornerstone’s estimated loss that will be incurred on the manufacturing of RETAVASE inventory for the provider of RETAVASE in the European market. The value of the contract will be amortized and recorded as an offset to cost of product sales based on inventory movement over the life of the contract.

Acquired inventory was recorded at fair value and includes an acquisition accounting adjustment of approximately $19.4 million to increase inventory to its fair value.

Cornerstone recorded $11.8 million in indemnification assets corresponding with (i) certain litigation and contractual liabilities included in accrued expenses and (ii) anticipated income tax refunds related to federal net operating loss carryback claims and EKR’s 2012 short period tax return. EKR’s former equity holders are responsible for specified litigation and contractual liabilities included in acquired accrued expenses and for tax liabilities related to pre-closing periods and have fully indemnified Cornerstone against losses related to these matters. EKR’s former equity holders are also generally entitled to the benefit of tax refunds associated with pre-closing periods. Cornerstone expects the full amount of the liabilities related to these matters to be covered by the EKR equity holders.

As described above, at the closing of the acquisition, the fair value for contingent consideration potentially payable was $37.8 million, of which $23.9 million related to a contingent consideration arrangement related to the ready-to-use formulation of CARDENE I.V. that existed prior to the acquisition date. The fair value of these liabilities was determined using a discounted cash flow analysis incorporating the estimated future cash flows from potential milestones and royalty payments. The liabilities will be evaluated for remeasurement at the end of each reporting period and any change will be recorded in Cornerstone’s consolidated statement of comprehensive (loss) income. The carrying amount of the liability may fluctuate significantly and actual amounts paid may be materially different from the carrying value of the liability.

Goodwill was calculated as the difference between the fair value of the consideration and the preliminary values assigned to the assets acquired and liabilities assumed. None of the goodwill will be deductible for tax purposes.

3.	Credit Agreement

On June 21, 2012, Cornerstone entered into a credit agreement (the “Credit Agreement”) with Chiesi Farmaceutici S.p.A. (“Chiesi”) in connection with its acquisition of EKR. The Credit Agreement governs the senior secured term loan facility with Chiesi (the “Term Loan Facility”), which is comprised of a five-year Term Loan A of $60.0 million and a five-year Term Loan B of $30.0 million (the “Term Loans”). The Term Loans were funded on June 25, 2012 and, as mentioned above, the acquisition of EKR closed on June 26, 2012.

Term Loan A and Term Loan B bear interest at rates of 7.5% and 6.5% per year, respectively, payable quarterly in arrears on the last business day of each fiscal quarter beginning on September 28, 2012. Term Loan A requires quarterly principal payments of $3.5 million commencing on the fiscal quarter ending December 31, 2014 with any remaining balance due at maturity. Term Loan B principal is payable at maturity. The Term Loans are due and payable on June 23, 2017, unless previously prepaid or, in the case of Term Loan B, converted into shares of common stock, prior to such date.

Cornerstone may prepay the Term Loans, in whole or in part without any premium or penalty, provided any prepayments of principal amounts are $5.0 million or whole multiples of $1.0 million in excess thereof, plus any accrued and unpaid interest. The prepayments will be applied first, ratably to the remaining installments of principal of the Term Loan A (excluding the payment due at maturity), second, to any remaining amounts outstanding on Term Loan A, and third, to the outstanding principal on Term Loan B.

Cornerstone is required to prepay all or a portion of the Term Loan Facility under the following conditions: (i) if Cornerstone’s ratio of consolidated secured debt to Consolidated EBITDA (as defined in the Credit Agreement) is at least 2 to 1 for any fiscal year ending on or after December 31, 2013, by using 50% of Cornerstone’s Consolidated Excess Cash (as defined in the Credit Agreement), or (ii) if Cornerstone undertakes certain asset sales or sales of capital stock and does not reinvest the proceeds according to the terms of the Credit Agreement.

Term Loan B contains a conversion option for a two-year period, expiring on June 21, 2014, which provides Chiesi the option, exercisable in its sole discretion, to convert all or a portion of the Term Loan B into shares of common stock at a conversion price equal to $7.098 per share, subject to adjustment under certain conditions. Conversions shall be no less than $5.0 million unless the remaining principal amount of Term Loan B is less than $5.0 million.

The Credit Agreement contains customary representations, covenants and events of default. Upon an Event of Default (as defined in the Credit Agreement), (i) the interest rates for Term Loan A and Term Loan B will each increase by 2% and (ii) Chiesi may declare all outstanding principal and accrued but unpaid interest under the Term Loan Facility to be immediately due and payable. In addition, Cornerstone is subject to covenants prohibiting the payment of any dividends (other than stock dividends) and restricting or limiting other restricted payments, certain corporate activities, transactions with affiliates, incurrence of debt (which debt limit expressly permits, among other things, a secured working capital facility of up to $25 million), liens on properties and asset dispositions. Cornerstone is not subject to any financial covenants other than the mandatory prepayment provisions discussed above.

In connection with the Term Loans, Cornerstone incurred an estimated $511,000 of debt financing costs, which primarily consisted of legal and other professional fees. These costs are being amortized and are recorded as additional interest expense through the maturity of the loans.

4.	Pro Forma Financial Statements

The accompanying unaudited pro forma combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Cornerstone and EKR, after giving effect to the EKR acquisition and adjustments described in the following footnotes, and are intended to reflect the impact of this acquisition on Cornerstone on a pro forma basis.

The unaudited pro forma combined balance sheet reflects the acquisition of EKR as if it has been consummated on March 31, 2012 and includes pro forma adjustments for preliminary valuations by Cornerstone management of certain tangible and intangible assets as of the acquisition date of June 26, 2012.

The unaudited pro forma combined statements of operations for the three months ended March 31, 2012 and for the year ended December 31, 2011 combine Cornerstone’s historical results for the three months ended March 31, 2012 and year ended December 31, 2011 with EKR’s historical results for the same periods. The unaudited pro forma statements of operations give effect to the acquisition as if it had taken place on January 1, 2011.

The accompanying unaudited pro forma combined financial statements are presented for illustrative purposes only.

5.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price and to reflect amounts related to EKR’s net tangible and intangible assets and liabilities at an amount equal to the preliminary estimate of the fair values.

The unaudited pro forma combined financial statements do not include any adjustments for liabilities that may result from integration activities related to the EKR acquisition. Additional assets or liabilities may be recorded that could affect amounts in the unaudited pro forma combined financial statements. During the measurement period, any such adjustments to provisional amounts would increase or decrease goodwill. Adjustments that occur after the end of the measurement period will be recognized in the post-combination current period operations.

The pro forma adjustments included in the unaudited pro forma combined financial statements are as follows:

a.	To increase cash by $89.5 million which represents our term loans of $90 million less unamortized debt financing costs.

b.	To reduce cash by $126.4 million which represents the total cash consideration paid at closing for EKR’s outstanding shares and working capital adjustment. The pro forma adjustments do not include any impact from potential purchase price adjustments that may arise under the Merger Agreement.

c.	Reflects the elimination of EKR’s redeemable convertible preferred stock and stockholders’ equity.

d.	To allocate the fair value of consideration transferred, including acquisition-related contingent consideration of $37.8 million, to the acquired tangible and intangible assets and assumed liabilities of EKR based on their estimated fair values. The excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed was $22.3 million, which was allocated to goodwill.

e.	To record acquisition-related transaction costs, including severance amounts that were certain at the time of closing, of approximately $5.4 million not previously reflected in the historical statements. Cornerstone incurred total acquisition-related transaction costs of approximately $5.6 million, of which approximately $0.2 million was accrued as of March 31, 2012.

f.	To eliminate non-recurring transaction-related costs associated with the acquisition which had been expensed by Cornerstone and/or EKR.

g.	To eliminate EKR’s amortization of product rights and reflect amortization of the acquired product rights as a combined entity.

h.	To eliminate EKR’s net interest income/expense due to the reduction of EKR’s cash and/or debt, offset by the addition of interest expense incurred as a combined entity on the term loans.

i.	To tax effect the impact of pro forma adjustments (f), (g) and (h). These adjustments were calculated using the income tax rate for the period for Cornerstone or EKR depending on the origin of the adjustments made.

6.	Pro Forma Net Revenue by Product

The following table sets forth pro forma net revenue by product in the periods indicated (in thousands):

	Three Months Ended March 31, 2012
	Cornerstone	EKR	Pro Forma Combined
Net product sales
CUROSURF	$7,613	$—	$7,613
ZYFLO product family	12,448	—	12,448
CARDENE I.V. product family	—	15,425	15,425
RETAVASE	—	—	—
Anti-infective products	2,921	—	2,921
Other products	(825)	242	(583)

Total net product sales	22,157	15,667	37,824

License and royalty agreement revenues	4	—	4

Net revenues	$22,161	$15,667	$37,828

	Year Ended December 31, 2011
	Cornerstone	EKR	Pro Forma Combined
Net product sales
CUROSURF	$34,852	$—	$34,852
ZYFLO product family	30,674	—	30,674
CARDENE I.V. product family	—	57,506	57,506
RETAVASE	—	(1,264)	(1,264)
Anti-infective products	14,387	—	14,387
Other products	21,388	2,016	23,404

Total net product sales	101,301	58,258	159,559

License and royalty agreement revenues	121	—	121

Net revenues	$101,422	$58,258	$159,680

7.	Pro Forma Net Income (Loss) per Share

Shares used to calculate unaudited pro forma combined basic and diluted net income (loss) per share are based on the number of Cornerstone weighted-average shares used in computing historical net income (loss) per share, basic and diluted.